EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER SHARE
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
                                                     Year Ended December 31,
                                               -----------------------------------
                                                   1999          1998         1997
                                               ------------  ------------ --------
BASIC:
Basic net earnings.........................  $244,589,094  $263,708,596 $294,482,440
                                             ============  ============ ============

Average shares outstanding.................    87,247,160    87,861,501   87,872,485
                                               ==========    ==========   ==========

Basic net earnings per share...............       $2.8034       $3.0014      $3.3512
                                                  =======       =======      =======

DILUTED:
Diluted net earnings.......................  $244,589,094  $263,708,596 $294,482,440
                                             ============  ============ ============

Diluted average shares outstanding:
  Basic shares outstanding.................    87,247,160    87,861,501   87,872,485
  Dilutive effect of employee stock options        40,116        16,693       49,832
                                               ----------    ----------   ----------
                                               87,287,276    87,878,194   87,922,317
                                               ==========    ==========   ==========

Diluted net earnings per share.............       $2.8021       $3.0008      $3.3493
                                                  =======       =======      =======

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